Exhibit 14

                              THE FIRST YEARS INC.

                      CORPORATE CODE OF CONDUCT AND ETHICS

                                    FOREWORD

      This Corporate Code of Conduct and Ethics, referred to as the "Code," is intended to provide our associates, as defined below, with an understanding of the principles of business conduct and ethics that are expected of them. The standards set forth in the Code apply to us all. Every associate of The First Years Inc. is expected to comply with the Code as a condition of his or her relationship with the company. The term "associate" means every full and part-time employee of the company and its subsidiaries, all members of the company's senior management, including the company's Chief Executive Officer and Chief Financial Officer, and every member of the company's Board of Directors, even if such member is not employed by the company. The Code does not replace the company's existing Employee Handbook. The Code, the Handbook and the other company policies referenced herein set forth our mutual expectations regarding ethical standards and company procedures. The company has made the Code publicly available both on its web site and as an exhibit to its Annual Report on Form 10-K.

      If any breach of the Code is known to you, you should report violations to the Corporate Compliance Officer (who is our General Counsel) or to any member of the Compliance Committee, as described in more detail below. Reports may be made anonymously and we have adopted a specific non-retaliation policy described herein to protect associates who make reports of potential violations.

      While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct. If you have questions regarding the matters that are addressed in the Code, you are urged to consult with the Corporate Compliance Officer, a member of the Compliance Committee, or another member of management.

      The provisions of the Code regarding the actions the company will take are guidelines which the company intends to follow. There may be circumstances, however, that in the company's judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code.


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                                Table of Contents

                                                                            Page

 I.     IMPLEMENTATION OF THE CODE.............................................1
 II.    GENERAL REQUIREMENTS...................................................1
 III.   CONFLICTS OF INTEREST..................................................2
 IV.    PROTECTION AND PROPER USE OF COMPANY ASSETS............................3
   A.          Proper Use of Company Property..................................3
   B.          Confidential Information........................................4
   C.          Accurate Records and Reporting..................................4
   D.          Document Retention..............................................5
   E.          Corporate Advances..............................................6
 V.     FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND ASSOCIATES....6
   A.          Improper Influence..............................................6
   B.          Unfair Competition..............................................6
   C.          Unfair Practices in International Business......................7
 VI.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS............................7
   A.          Insider Trading Policy..........................................7
   B.          Regulation FD...................................................8
   C.          Equal Employment Opportunity....................................8
   D.          Sexual and Other Unlawful Harassment Policy.....................9
   E.          Health, Safety & Environment Laws...............................9
 VII.   REPORTING CONCERNS UNDER THE CODE: NON-RETALIATION POLICY.............10
 VIII.  QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES........................11
 IX.    FREQUENTLY ASKED QUESTIONS AND ANSWERS................................12



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I. IMPLEMENTATION OF THE CODE

      The following questions and answers address the company's implementation of the Code. The company has attempted to design procedures that ensure maximum confidentiality, anonymity, and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q: Who is responsible for administering, updating and enforcing the Code?

A: The company's Board of Directors has appointed a Corporate Compliance Officer and a Compliance Committee to administer, update and enforce the Code. Ultimately, the Board of Directors of the company must ensure that the Corporate Compliance Officer and the Compliance Committee fulfill their responsibilities. The Corporate Compliance Officer has overall responsibility for overseeing the implementation of the Code. The Compliance Committee is comprised of the Corporate Compliance Officer (who is the General Counsel), a representative from the Human Resources Department and the Chief Financial Officer.

Q: How can I contact the Corporate Compliance Officer and the Compliance Committee?

A: The names and phone numbers of the Corporate Compliance Officer and each member of the Compliance Committee are listed below. Any one of these individuals can assist you in answering questions or reporting violations or suspected violations under the Code.

--------------------------------------------------------------------------------
Susan Donaldson Novins,                          (508) 588-1220 x 533
Vice President, General Counsel and
Corporate Compliance Officer                     snovins@thefirstyears.com
--------------------------------------------------------------------------------
John R. Beals                                    (508) 588-1220 x 512
Senior Vice President, Finance, Chief Financial
Officer and Treasurer
Compliance Committee Member                      jbeals@thefirstyears.com
--------------------------------------------------------------------------------
Mark Strozik,                                    (508) 588-1220 x 434
Vice President of Human Resources
Compliance Committee Member                      mstrozik@thefirstyears.com
--------------------------------------------------------------------------------

II. GENERAL REQUIREMENTS

      Each associate of the company is expected to be honest in all business dealings and obligations, and to try to ensure:

      o the ethical handling of conflicts of interest between personal and professional relationships;


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      o     accurate, timely and understandable disclosure in the reports required to be filed by the company with the Securities and Exchange Commission and in other public communications made by the company; and

      o     compliance with applicable governmental laws, rules and regulations.

III. CONFLICTS OF INTEREST

      Associates should be cautious in any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the company. An actual or potential conflict of interest arises when an associate is in a position to influence a decision that may result in personal gain for that associate or for a relative of that associate as a result of the company's business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the associate is similar to that of persons who are related by blood or marriage. In dealings with current or potential customers, suppliers, contractors, and competitors, each associate should act in the best interests of the company to the exclusion of personal advantage. In addition, business dealings with outside firms should not result in unusual gains for those firms, such as bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls. For purposes of this section, a "significant" amount or interest shall be deemed to be any amount in excess of $5,000. Associates are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:

      o No associate or relative of an associate shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the company or which is an actual or potential competitor of the company, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

      o No associate shall conduct a significant amount of business on the company's behalf with an outside enterprise which does or seeks to do business with the company if a relative of the associate is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between the company and such enterprise, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

      o No executive officer or employee, or a relative of an executive officer or an employee, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the company.

      o No director, or a relative of a director, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the company, without the prior approval of the full Board of Directors or a committee thereof.

      o No associate shall engage in activities that are directly competitive with those in which the company is engaged.


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      o     No associate shall divert a business opportunity from the company to such individual's own benefit. If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the company is or may become involved or in which the company may have an existing interest, the associate should disclose the relevant facts to the Corporate Compliance Officer or a member of the Compliance Committee. The associate may proceed to take advantage of such opportunity only if the company is unwilling or unable to take advantage of such opportunity as notified in writing by the Compliance Committee.

      o No associate or relative of an associate shall receive any loan or advance from the company, or be the beneficiary of a guarantee by the company of a loan or advance from a third party, except for advances in connection with the company's tuition reimbursement plan, other customary advances or corporate credit in the ordinary course of business or otherwise approved by the Compliance Committee. Please see Section IV.E. below, "Corporate Advances", for more information on permitted corporate advances.

      In addition, the Audit Committee of the Board of Directors will review and approve, in advance, all related-party transactions, as required by the Securities and Exchange Commission, The Nasdaq Stock Market or any other regulatory body to which the company is subject.

      Each associate should make prompt and full disclosure in writing to the Corporate Compliance Officer or a member of the Compliance Committee of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

IV. PROTECTION AND PROPER USE OF COMPANY ASSETS

      Proper protection and use of company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of the company. Associates should comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of the company's property also apply to property of others entrusted to it (including proprietary and confidential information).

      A. Proper Use of Company Property

      The removal from the company's facilities of the company's property is prohibited, unless authorized by the company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the company for its exclusive use - such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be permanently removed from the company's premises or used for purposes other than the company's business without prior written authorization from the Compliance Committee.


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      The company's products and services are its property; contributions made by any associate to their development and implementation are the company's property and remain the company's property even if the individual's employment or directorship terminates.

      Each associate has an obligation to use the time for which he or she receives compensation from the company productively. Work hours should be devoted to activities directly related to the company's business.

      B. Confidential Information

      The company provides its associates with confidential information relating to the company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each associate should safeguard include (but are not limited to):

      o     account balances,
      o     customer finances and credit,
      o     anticipated changes in management,
      o     patents,
      o     new products under development,
      o     compensation data,
      o     customer lists,
      o     customer preferences,
      o     company financial information,
      o     marketing strategies,
      o     new materials research,
      o     pending projects and proposals, and
      o     all other sensitive information regarding company affairs.

      These are costly, valuable resources developed for the exclusive benefit of the company. Each associate is reminded to review the terms of his or her "Confidentiality, Inventions and Non-Solicitation Agreement" which each associate of the company was required to sign as a condition of his or her employment or engagement by the company.

      C. Accurate Records and Reporting

      Under law, the company is required to keep books, records and accounts that accurately reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents should accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. No payment


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

on behalf of the company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

      The company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and other safeguards.

      The company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission's rules and forms. Associates are expected to be familiar with, and to adhere to, these internal controls and disclosure controls and procedures.

      Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the company's accounting personnel, but with all associates involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission. Any associate who believes the company's books and records are not in accord with these requirements should immediately report the matter to the Corporate Compliance Officer or a member of the Compliance Committee. The company has adopted explicit non-retaliation policies with respect to these matters, as described in Section VIII below.

      D. Document Retention

      Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the company's business needs, all associates must maintain records in accordance with applicable law and policies adopted by the company from time to time.

      In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit.

      When in doubt regarding retention of any record, an associate must not discard or alter the record in question and should seek guidance from the Corporate Compliance Officer or a member of the Compliance Committee. Associates should also direct all questions regarding issues of


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document retention and related procedures to the Corporate Compliance Officer or a member of the Compliance Committee.

      E. Corporate Advances

      Under law, the company may not loan money to associates except in limited circumstances. It shall be a violation of the Code for any associate to advance company funds to any other associate or to himself or herself except for advances in connection with the company's tuition reimbursement plan or other usual and customary business advances for legitimate corporate purposes which are approved by a supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes. It is the company's policy that any advance to an associate over $5,000, other than in connection with the company's tuition reimbursement plan, be approved in advance by the Compliance Committee.

      Company credit cards are to be used only for authorized, legitimate business purposes. An associate will be responsible for any unauthorized charges to a company credit card.

V. FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND ASSOCIATES

      The company does not seek to gain any advantage through the improper use of favors or other inducements. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee's conduct is strictly prohibited.

      A. Improper Influence

      The company expects all of its associates to refrain from any illegal conduct to achieve improper influence. Among other types of improper influence which are prohibited are the following:

      1. No associate of the company shall make illegal contributions, bribes, kick-backs, or any type of illegal payment to anyone in connection with the obtaining of orders or favored treatment.

      2. The accepting of gifts, entertainment, or any other personal favor or preferment from anyone with whom the company has or is likely to have any business dealings, other than a Holiday gift of nominal value (under $15), is forbidden.

      If a situation should arise in which you are unable to discern whether a course of conduct would violate these rules, please contact a member of the Compliance Committee to discuss the situation in advance of any course of action.

      B. Unfair Competition

      Although the free enterprise system is based upon competition, rules have been imposed stating what can and what cannot be done in a competitive environment. The following practices can lead to liability for "unfair competition" and should be avoided. They are violations of the Code.


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      Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor's service, product or operation; however, associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor's products or services as the absolute truth (e.g., the statement that "our competitors' diagnostic testing procedures have poor quality control").

      Disrupting a Competitor's Business. This includes bribing a competitor's employees or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor's organization.

      C. Unfair Practices in International Business

      Under the Foreign Corrupt Practices Act ("FCPA"), associates of the company are prohibited from making certain gifts to foreign officials. "Foreign officials" include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is "corrupt" under the FCPA if it is made for the purpose of:

      o Influencing any act or decision of a foreign official in his official capacity;

      o Inducing a foreign official to do or omit to do any act in violation of his lawful duty;

      o Inducing a foreign official to use his position to affect any decision of the government; or

      o     Inducing a foreign official to secure any "improper advantage."

      A gift is still "corrupt" even when paid through an intermediary. Any associate who has any questions whatsoever as to whether a particular gift might be "corrupt" under the FCPA, please contact the Corporate Compliance Officer or any member of the Compliance Committee.

VI. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      A. Insider Trading Policy

      The company expressly forbids any associate from trading on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every associate of the company and extends to activities both within and outside their duties to the company, including trading for a personal account.

      Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her


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investment decisions, or information that is likely to have a significant effect on the price of a company's securities.

      Information is nonpublic until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

      Each associate should be familiar with and abide by the company's Insider Trading Policy. A copy of this policy is given to all new associates of the company and is available from the Human Resources Department, the Corporate Compliance Officer or any member of the Compliance Committee.

      B. Regulation FD

      The company is subject to the securities laws of the United States and the regulations adopted by the Securities and Exchange Commission, including Regulation FD, with respect to the disclosure of material information to the public. The company is committed to fair disclosure to investors in compliance with the law. The company's policy, which reflects these legal requirements, is that no one associated with the company may make any disclosure of material nonpublic information about the company to anyone outside of the company who trades in or may be expected to trade in our securities, unless we disclose such information to the public at the same time.

      Only the Chief Executive Officer, the Chief Financial Officer, the General Counsel, or other individuals expressly authorized by the Chief Executive Officer, the Chief Financial Officer or the General Counsel may discuss material information with analysts, financial professionals, stockholders and other members of the public.

      No other company personnel are authorized to discuss material information relating to the company with analysts, financial professionals, stockholders and other members of the public. Any requests for such information regarding the company must be forwarded to one of the officers listed above.

      C. Equal Employment Opportunity

      The company is committed to a policy of nondiscrimination and equal opportunity in employment decisions for all employees and qualified applicants without regard to race, color, creed, religion, sex, age, ancestry, national origin, sexual orientation, marital status, veteran's status, physical or mental handicap or disability or any other characteristic protected by law. "Employment decisions" generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

      Each associate should be familiar with and abide by the company's Equal Employment Opportunity policy, as described in the Employee Handbook. A copy of the Handbook is made available to all new associates of the company and can also be obtained from the Human


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Resources Department, the Corporate Compliance Officer or any member of the
Compliance Committee.

      The company encourages its associates to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Human Resources Department. Associates who have concerns regarding conduct they believe is discriminatory should also feel free to make any such reports to the Corporate Compliance Officer or a member of the Compliance Committee.

      D. Sexual and Other Unlawful Harassment Policy

      The company is committed to maintaining a working environment that is free of unlawful discrimination. In keeping with this commitment, we will not tolerate harassment of our employees, directors and officers by anyone, including any coach, co-worker, vendor, client or customer.

      Harassment consists of unwelcome conduct, whether verbal, physical or visual, that is based upon a person's protected status, such as race, color, creed, religion, sex, age, ancestry, national origin, sexual orientation, marital status, veteran's status, physical or mental handicap or disability or any other characteristic protected by law.

      Each associate should be familiar with and abide by the company's Sexual and Other Unlawful Harassment Policy, as included in the Employee Handbook. The policy sets forth specific examples of harassment that our associates must avoid and provides guidelines for the reporting of violations. A copy of the Handbook is made available to all associates of the company and can also be obtained from the Human Resources Department, the Corporate Compliance Officer or any member of the Compliance Committee.

      E. Health, Safety & Environment Laws

      Health, safety, and environmental responsibilities are fundamental to the company's values. Associates are responsible for ensuring that the company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where the company does business.

      The penalties that can be imposed against the company and its associates for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.


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VII. REPORTING CONCERNS UNDER THE CODE: NON-RETALIATION POLICY

      Reporting Concerns/Receiving Advice

      Communication Channels

      Be Proactive. Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company's business or occurring on the Company's property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she should bring the matter to the attention of the Company.

      Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Compliance Officer or any Compliance Committee Member.

      Communication Alternatives. Any officer or employee may communicate with the Compliance Officer or any Compliance Committee Member by any of the following methods:

      o In writing (which may be done anonymously as set forth below under "Reporting; Anonymity; Retaliation"), addressed to the Compliance Officer or any Compliance Committee Member, either by facsimile to 508-583-9067 or by U.S. mail to One Kiddie Drive, Avon, MA 02322; or

      o By e-mail addressed to the Compliance Officer or any Compliance Committee Member at their e-mail address noted above on page 3 (anonymity cannot be maintained)

      Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee:

      o in writing to: The First Years Audit Committee, c/o The First Years, One Kiddie Drive, Avon, MA 02332.

      Officers and employees may use the above method[s] to communicate anonymously with the Audit Committee.

      Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner.


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      Reporting; Anonymity; Retaliation

      When reporting suspected violations of the Code, the Company prefers that officers and employees identify themselves in order to facilitate the Company's ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

      If an officer or employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

      No Retaliation

      The Company expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

VIII. QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

      Associates are encouraged to consult with the Corporate Compliance Officer and Compliance Committee about any uncertainty or questions they may have under the Code.

      If any situation should arise where a course of action would likely result in a violation of the Code but for which the associate thinks that a valid reason for the course of action exists, the associate should contact the Corporate Compliance Officer or a member of the Compliance Committee to obtain a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the Compliance Committee will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

      Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Compliance Committee, with its recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The company will disclose the nature and reasons for the waiver on a Form 8-K to be filed with the Securities and Exchange Commission within five days. If the Board denies the request for a waiver, the waiver will not be granted and the associate may not pursue the intended course of action.


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      It is the company's policy only to grant waivers from the Code in limited and compelling circumstances.

IX. FREQUENTLY ASKED QUESTIONS AND ANSWERS

      The following questions and answers address each associate's obligation to comply with the Code. The company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

      Q: Do I have a duty to report violations under the Code?

      A: Yes, participation in the Code and its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code to the Corporate Compliance Officer or a member of the Compliance Committee. The company will keep reports confidential to the fullest extent required by applicable law. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

      Q: I'm afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

      A: The Code contains a clear non-retaliation policy, meaning that if you in good faith report a violation of the Code by the company, or its agents acting on behalf of the company, to the Corporate Compliance Officer or another member of the Compliance Committee, the company will undertake to protect you from being fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your supervisor, or senior management of the company. You are entitled to make the report on a confidential and anonymous basis. To the extent an investigation must be initiated, the company will keep confidential any report you make to the Corporate Compliance Officer or another member of the Compliance Committee to the extent required by applicable law.

      In addition, if you report a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the company.

      Q: How are suspected violations investigated under the Code?

      A: When a suspected violation is reported to the Corporate Compliance Officer or a member of the Compliance Committee, the Compliance Committee will gather information about the allegation by interviewing the associate reporting the suspected violation (if permissible, in the case of a non-anonymous report), the associate who is accused of the violation and/or any co-


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workers or associates of the accused associates to determine if a factual basis for the allegation exists. The reporting associate's immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. The company will keep the identity of the reporting associate confidential to the fullest extent required by applicable law.

      If the report is not substantiated, the reporting associate will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Corporate Compliance Officer will close the matter as unsubstantiated.

      If the allegation is substantiated, the Compliance Committee will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Compliance Committee will make a recommendation to the Board of Directors of the company for its approval. The Board's decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Corporate Compliance Officer may refer the violation to the Human Resources Department for appropriate disciplinary action.

      The Compliance Committee shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter.

      Q: Do I have to participate in any investigation under the Code?

      A: Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

      Q: What are the consequences of violating the Code?

      A: As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

      Q: What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

      A: The Corporate Compliance Officer and any member of the Compliance Committee can help answer questions you may have under the Code. Particularly difficult questions will be answered with input from the Compliance Committee as a whole. In addition, Section IX of the Code provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Corporate Compliance Officer or the Compliance Committee, and if necessary, obtaining a waiver from the Code.


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